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LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 28 day of September, 2006, between ARE-MARYLAND NO. 23, LLC, a Delaware limited liability company (“Landlord”), and BIOVERIS CORPORATION, a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	9 West Watkins Mill Road, Gaithersburg, Maryland 20878-4021
Premises:

That portion of the Project, containing approximately 22,306 rentable square feet on the second (2nd) floor of the Building, as determined by Landlord, as shown on Exhibit A. Gaudreau, Inc., Landlord’s architect, has measured the area of the Premises pursuant to the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996) (“BOMA Standards”).

Project:	The real property on which the building (the “Building”) in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$50,188.50, per month (Lease Year 1)	Rentable Area of Premises: 22,306 sq. ft.

$51,117.92, per month (Lease Year 2)

$52,047.33, per month (Lease Year 3)

Rentable Area of Project:	92,449 sq. ft.	Tenant’s Share of Operating Expenses: 24.13%

Security Deposit:	NONE	Target Commencement Date: August 1, 2006

Rent Commencement Date: Commencement Date

Rent Adjustment Percentage: 3% (Lease Year 4 and thereafter)

Base Term:	Beginning on the Commencement Date and ending 84 months from the first day of the first full month following the Rent Commencement Date

Permitted Use:	Research and development laboratory, related manufacturing and office and other related uses otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
385 E. Colorado Blvd., Suite 299	385 E. Colorado Blvd., Suite 299
Pasadena, California 91101	Attention: Accounts Receivable
Attention: Accounts Receivable	Pasadena, California 91101
Attention: Corporate Secretary

Tenant’s Notice Address:

BioVeris Corporation

Attn: Patrick Christmas, Esquire, General Counsel

16020 Industrial Drive

Gaithersburg, Maryland 20877

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[ X ] EXHIBIT A - PREMISES DESCRIPTION	[ X ] EXHIBIT B - DESCRIPTION OF PROJECT
[ X ] EXHIBIT C-1 – LANDLORD’S WORK	[ X ] EXHIBIT C-2 – WORK LETTER
[ X ] EXHIBIT D - RULES AND REGULATIONS	[ X ] EXHIBIT E - TENANT’S PERSONAL PROPERTY

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1.        Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project (including Tenant) are collectively referred to herein as the “Common Areas.” The Common Areas include certain equipment for the non-exclusive use of tenants of the Project (including Tenant), such as glass washers and autoclaves. Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use.

2.        Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to make the Premises available to Tenant for Tenant’s Work under the Work Letter on or before the Target Commencement Date, and Tenant’s delivery of evidence of the insurance required hereby and by the Work Letter (“Delivery” or “Deliver”). Tenant shall have 60 days after Landlord’s Delivery of the Premises to Tenant reasonably to identify any material defects related to the major Building Systems (as defined in Section 13) serving the Premises, and Landlord will promptly repair such identified defects. On or before Landlord’s Delivery of the Premises to Tenant, Landlord shall perform all necessary work to cause the Building and Common Areas and all points of ingress/egress to be in compliance with all applicable Legal Requirements, including ADA (as such phrases are defined in Section 7). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord does not Deliver the Premises within 60 days of the Target Commencement Date for any reason other than Force Majeure Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, (i) “Landlord’s Work” means the work of constructing the improvements to the Premises described on Exhibit C-1, (ii) “Force Majeure Delays” means delays arising by reason of any Force Majeure (as defined in Section 34), and (iii) “Substantially Completed” means the substantial completion of Landlord’s Work (A) in a good and workmanlike manner, (B) in accordance with the requirements described in Exhibit C-1, and (C) in accordance with all applicable Legal Requirements, subject only to normal “punch list” items that do not materially interfere with Tenant’s ability to construct the Tenant Improvements. If Tenant does not elect to void this Lease within 30 days of the lapse of such 60 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect; provided, however, that if Landlord Delivers the Premises within such 30 day period and before Tenant elects to void this Lease, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall mean the date of this Lease. The “Rent Commencement Date” shall mean the Commencement Date, provided the Premises have been delivered to Tenant with Landlord’s Work Substantially Completed. The “Term” of this Lease shall be the Base Term, as defined above in the Basic Lease Provisions, and the Extension Term that Tenant may elect pursuant to Section 39. “Lease Year “ means each 12 month period from and after the Rent Commencement Date.

Except as set forth in this Lease or the Work Letter, if applicable: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease.

Tenant agrees and acknowledges that, except as may be expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

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Tenant and its contractors shall be allowed non-exclusive access to the Premises from and after the date of the full execution and delivery of this Lease that is before the Commencement Date (the “Early Access Period”) for the sole purpose of performing Tenant’s Work. Installations of Tenant’s fixtures and equipment and related activity shall not be considered the commencement of use of the Premises by Tenant. Any installations and other related activity by Tenant or its contractors during the Early Access Period shall be coordinated with Landlord and its contractors to insure that Tenant’s Work in and to the Premises does not materially interfere with, delay, or impede the performance of Landlord’s Work by Landlord and its contractors. During the Early Access Period, Tenant shall have the right to use (on a non-exclusive basis at times reasonably designated by Landlord) the loading dock, freight elevator, electricity, and heating, air conditioning and ventilation systems (“HVAC”). All terms and conditions of this Lease shall apply during the Early Access Period except for Tenant’s obligation to pay Base Rent, Operating Expenses, and any other charges payable by Tenant to Landlord under this Lease.

3.	Rent.

(a)       Base Rent. The first month’s Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. The first month’s Base Rent paid in advance shall be credited toward the Base Rent payable for the Term’s first full calendar month for which monthly Base Rent is due and payable. Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except as otherwise expressly provided in this Lease.

(b)       Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any Default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.        Base Rent Adjustments. Base Rent shall be increased on each anniversary of the first day of the first full month following the Rent Commencement Date (each an “Adjustment Date”) as follows: (i) as of the Commencement Date by an amount equal to $0.1992 per annum for each dollar or portion thereof of the Additional Tenant Improvement Allowance elected to be used by Tenant pursuant to Section 4 of the Work Letter, (ii) for Lease Years 1-3, the Base Rent shall increase in the amounts shown under the “Base Rent” heading set forth in the Basic Lease Provisions, and (iii) for Lease Years 4 and thereafter, the Base Rent shall increase by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

(a)       Provided Tenant is not in Default hereunder and subject to the provisions of Section 41 regarding the 2006 Termination Option (as defined therein), Landlord hereby grants Tenant an abatement (“Rental Abatement”) of fifty percent (50%) of the Base Rent payable hereunder for the first ten (10) full calendar months commencing on March 1, 2007. Thereafter, Tenant shall pay the full amount of Base Rent due in accordance with the provisions of this Lease. Notwithstanding anything to the contrary in this Section 4(a), the adjustment in the Base Rent as set forth in this Section 4 shall be based on the full and unabated amount of Base Rent payable for Lease Year 1.

5.        Operating Expense Payments. Not later than the commencement of each calendar year, Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

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The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), all Building and Project related costs in connection with the shell and core of the Building, site improvements, maintenance, utilities, insurance, capital repairs and improvements made to accomplish a reduction in the Operating Expenses or to comply with any changes in applicable Legal Requirements enacted after the Commencement Date (such capital repairs and improvements to be amortized over their useful life in accordance with generally acceptable accounting principles consistently applied (“GAAP”)), and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3.0% of the then applicable Base Rent), excluding only:

(a)       the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b)       capital expenditures except to the extent included within the definition of Operating Expenses;

(c)       interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

(d)       depreciation of the Project (except for capital improvements, to the extent the cost of such capital improvements are includable in Operating Expenses);

(e)       advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants and including costs incurred in connection with the marketing of the Project or any rentable space therein (including the costs of preparing, completing, fixturing, furnishing, renovating, or otherwise improving, decorating, or redecorating space in the common areas of the Project or in a tenant’s premises in connection with the marketing of the Project or any rentable space therein);

(f)	legal and other expenses incurred in the negotiation or enforcement of leases;

(g)       completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h)	costs of utilities outside normal business hours sold to tenants of the Project;

(i)        costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(j)        salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(k)       general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l)        costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m)      costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

(n)       penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

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(o)       overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p)       costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q)       costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r)        costs incurred in the sale, financing, or refinancing of the Project or costs incurred in connection with a change in the ownership of the Project (but Tenant shall nonetheless remain responsible for Tenant’s Share of any increases in Taxes resulting from, or attributable to, any such actions);

(s)       net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(t)        the costs incurred by other tenants of the Building for utilities to the extent such costs are due to excessive consumption of utilities by such tenants as determined by Landlord in its sole but reasonable judgment;

(u)       costs to repair, restore, or replace any item in the Building, to the extent Landlord is actually reimbursed therefor by proceeds from insurance, warranties, or condemnation;

(v)       profit paid to subsidiaries or affiliates of Landlord for services or materials provided to the Building to the extent that the cost of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis or at market rates,

(w)      any cost incurred by Landlord after the Commencement Date in connection with performing compliance actions on the Common Areas if required under the ADA; and

(x)       any other costs or expenses for which Landlord actually receives reimbursement from any source, including without limitation, insurance, condemnation awards, warranties or tenants;

(y)       costs incurred in connection with environmental clean up, response action, or remediation on, in or under or about the Project, to the extent such costs relate to matters existing before the Commencement Date;

(z)       third party management fees in excess of 3.0% of then applicable Base Rent or, if there is not third party property manager, any management fee or administrative rent of any kind except as expressly provided for in this Lease;

(aa)	reserves for future repairs and replacements; and

(bb)     any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested

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and the reason therefor. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the 5 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review.

“Tenant’s Share” shall be the percentage set forth in the Basic Lease Provisions as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. Any measurement performed by Landlord shall be performed in accordance with the BOMA Standards. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service (e.g., liquid nitrogen system, reverse osmosis system, and other services or items that are unique to laboratory space) that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.	Intentionally Deleted.

7.        Use. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement, provided that Tenant shall have the right at its sole cost and expense to contest any such declaration, and such non-compliance shall not be deemed a breach of this Lease during such contest provided such contest shall be diligently prosecuted with continuity and provided that (a) such noncompliance shall not (i) constitute a crime or an offense punishable by imprisonment of Landlord, (ii) will not endanger the Premises, (iii) will not subject Landlord to any civil or criminal fine or other financial penalty or forfeiture, and (iv) will not increase the insurance premiums for the Project, (b) Tenant furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of any such contest, and (c) Tenant keeps Landlord apprised from time to time on the status of such contest. Landlord will not be required to join any proceedings pursuant to this Section unless the provision of any applicable Legal Requirement at the time in effect requires that the proceedings be brought by or in the name of Landlord, or both. In that event Landlord shall join the proceedings or permit them to be brought in its name if Tenant pays all related expenses. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord within 30 days upon written demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises, provided such additional premium costs are substantiated by a reasonably

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detailed letter from Landlord’s insurance carrier or the applicable Insurance Rating Bureau. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Subject to the provisions of Section 5(b), Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) or at Tenant’s expenses (to the extent such Legal Requirement is applicable solely by reason of Tenant’s, as compared to other tenants of the Project, particular use of the Premises) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements, including the ADA. Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA). Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with the failure of Tenant to cause the Premises or Tenant’s use of the Premises to comply with the Legal Requirements, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises or Tenant’s use of the Premises to comply with any Legal Requirement.

8.        Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly Base Rent shall be equal to 150% of the monthly Base Rent in effect during the last 30 days of the Term, and (B) from and after the date that is 30 days after the end of the Term, Tenant shall be responsible for all direct damages suffered by Landlord resulting from or occasioned by Tenant’s holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.        Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, assessments and governmental charges of any kind (collectively referred to as “Taxes”) imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by, any

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Governmental Authority, or (v) imposed as a license or other fee on Landlord’s business of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10.       Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project, to park in those areas designated for non-reserved parking at the rate of 2 spaces per 1,000 rentable square feet leased hereunder, subject in each case to Landlord’s rules and regulations. If the rentable area of the Premises is not exactly divisible by 1,000, the area of the Premises shall be rounded to the next highest number that is divisible by 1,000 and the calculation of the number of parking spaces shall be made on the basis of such higher number. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

11.	Utilities, Services.

(a)       Landlord shall provide, consistent with the standards of comparable first class mixed use (office/laboratory) buildings located in the Gaithersburg, Maryland area (“Comparable Buildings”) and subject to the terms of this Section 11, water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), and refuse and trash collection (collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider, and Landlord shall not assess or impose any surcharge on any such Utilities. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as provided in this Section 11, the abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. If any interruption of the Utilities shall continue for more than 5 consecutive business days, or 30 business days (whether consecutive or not) out of 45 consecutive business days, and shall render any material portion of the Premises unusable for the purpose of conducting Tenant’s business as permitted under this Lease, then to the extent (and only to the extent) that Landlord receives insurance proceeds from its carrier in respect of such interruption, all Base Rent payable hereunder with respect to the affected portion of the Premises shall be abated to such extent as follows: (i) in the case of an interruption of 5 consecutive business days, Base Rent shall abate for such portion of the Premises for the period beginning on the 6th consecutive business day of such failure, and shall continue until substantial use of the affected portion of the Premises is restored to Tenant; and (ii) in the case of an interruption of 30 business days out of 45 consecutive business days, Base Rent shall abate, during that calendar year, immediately for any additional business day after the 30th business day of interruption and shall continue until substantial use of the affected portion of the Premises is restored to Tenant.

(b)       Landlord and Tenant acknowledge that an emergency power generator (the “Generator”) is located at the Building, which Generator supports the HVAC, the water pumps, and the fire detection, life and

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safety systems of the Building. Landlord shall contract with a third party contractor to maintain the Generator according to the manufacturer’s standard maintenance guidelines. Landlord shall oversee the operation and maintenance of the Generator, but Landlord shall not be responsible to Tenant for damages arising out of any failure of the Generator to operate properly. Landlord may permit any tenant of the Building to draw electrical power from the Generator, provided that no tenant draws more electrical power from the Generator than the amount set forth in the following table (in addition to that power used to support Building Systems):

Basement level	2 watts/rentable square foot
First Floor	1.2 watts/rentable square foot
Second Floor	1.8 watts/rentable square foot

Tenant shall have the right to draw electrical power from the Generator in accordance with the foregoing table, but not in excess of such amount. Landlord shall not be liable to Tenant for damages arising from the failure of the Generator to operate properly, or arising from any tenant in the Building drawing from the Generator more electrical power than such tenant is entitled to use. During any period of replacement, repair, or maintenance of the Generator or when the Generator is not operational, including any delays due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Landlord shall be responsible for requiring that each tenant lease at the Building limit the right of the tenant under any such lease to draw electrical power from the Generator to the amounts set forth in the foregoing table. Landlord shall install and monitor systems to verify that no tenant of the Building draws from the Generator more electrical power than permitted according to the foregoing table. Landlord shall provide Tenant with reasonable access to such systems at all times so that Tenant may verify such compliance by other tenants of the Building. If Landlord has actual knowledge of any tenant’s failure to comply with the limitations on use of power from the Generator as set forth in the foregoing table, Landlord shall make a commercially reasonable effort to cause such tenant to comply.

12.       Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other then by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration materially or adversely affects the structure or Building Systems, but which shall otherwise not be unreasonably withheld or delayed. Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $50,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts, and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, within 30 days after receipt of a reasonably detailed invoice specifying any reasonable out of pocket costs incurred by Landlord in connection with any Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

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Tenant shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration..

(a)       Subject to Section 12(b), (i) all fixtures and personal property of any kind paid for with the TI Allowance, (ii) all Alterations and real property fixtures, and (iii) all built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements which are built into the Premises so as to become an integral part of the Premises such that they cannot be removed without causing material damage to the Premises (e.g., fume hoods which penetrate the roof or plenum area, built-in plumbing, electrical and mechanical equipment and systems) (the items referenced in clauses (i), (ii), and (iii) hereinafter collectively referred to as “Permanent Installations”), shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 following the expiration or earlier termination of this Lease; provided, however, that with respect to any proposed Permanent Installation, Landlord shall, at the time its approval of any such Permanent Installation is requested, notify Tenant if it has elected to cause Tenant to remove such Permanent Installation upon the expiration or earlier termination of this Lease. If Landlord so elects, Tenant shall remove such Permanent Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property which was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

(b)       Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to remove during the Term or at the end of the Term, any item of Tenant’s Property. For purposes of this Lease, “Tenant’s Property” means collectively (i) the items, if any, listed on Exhibit E attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit E in the future, and (iii) all fixtures and personal property of any kind owned by Tenant and not paid for out of the TI Allowance (as defined in the Work Letter) that are not otherwise Permanent Installations. Tenant shall repair any damage resulting from the removal of Tenant’s Property (including capping or terminating utility hook-ups behind walls). Examples of Tenant’s Property include any of the following to the extent removal of the same would not cause material damage to the Premises: built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, electrical and mechanical equipment and systems, power generators and transfer switches, backdraft tables, modular chillers, modular walk-in freezers, modular refrigerators, modular casework, countertops for modular casework, emergency/uninterrupted power generators/systems (including related electrical panels and transfer switches), wireless LAN, modular furniture and equipment, security systems not built into the Premises, and self-contained air conditioning units and fire suppression units not built into the Premises.

13.       Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain in accordance with the standards of Comparable Buildings, all of the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) upon not less than 48 hours prior written notice, for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Landlord shall use commercially reasonable efforts to restore the interrupted service during any such period of interruption to the extent the restoration is within the reasonable control of Landlord. Tenant shall promptly give Landlord written notice of any

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repair required by Landlord pursuant to this Section, after which Landlord shall have a reasonable opportunity to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls, reasonable wear and tear and damage by insured casualty excepted. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 15 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 30 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises. Tenant shall be responsible for air balancing the HVAC system serving the Premises.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after Tenant receives notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16.       Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or Default by Tenant in the performance of any of its obligations hereunder, unless caused solely by the willful misconduct or gross negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17.       Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project, errors and omissions insurance and, to the extent commercially reasonable to do so, pollution legal liability insurance. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and

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insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises, excess liability insurance in an amount not less than $10,000,000 (which coverage may be obtained through a “blanket policy” or “umbrella” coverage provided that the coverage afforded Tenant will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all of the requirements of this Lease), and pollution legal liability insurance with a minimum limit of not less than $2,000,000 per claim. The commercial general liability insurance policy shall name Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds. The commercial general liability and pollution legal liability insurance policies shall insure on an occurrence and not a claims-made basis; shall be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Copies of such policies (if requested by Landlord), or certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project.

18.       Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 45 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 270 days (the “Maximum

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Restoration Period”), either party may, by notice to the other party within 10 days after the date of such notification by Landlord, elect to terminate this Lease as of the date that is 60 days after the date of discovery of such damage or destruction. Unless either party so elects to terminate this Lease, Landlord shall (with any deductible payable in connection with the insurance proceeds to be treated as a current Operating Expense) promptly restore the Premises (including the improvements paid for by the Tenant Allowance but excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to receipt of sufficient insurance proceeds as approved by Landlord’s mortgagee or delays arising from the collection of insurance proceeds or from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Tenant may terminate this Lease by notice to Landlord given any time after the expiration of the Maximum Restoration Period (but before the substantial completion of the repair or restoration of the Premises), in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration to the improvements to the Premises paid for by Tenant and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, Landlord or Tenant may terminate this Lease if the Premises are damaged during the last 1 year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage, or if insurance proceeds are not available for such restoration. Rent shall be abated from the date of such casualty until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be (i) the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss, and (ii) conditioned on Tenant obtaining (or causing its subtenants or occupants of the Premises to obtain) those Hazardous Materials Clearances that are necessary to enable Landlord to begin and complete such repair and restoration.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.       Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in the reasonable judgment of Landlord (which judgment Landlord shall promptly communicate to Tenant) either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to

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Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20.       Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)       Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 3 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b)       Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 30 days before the expiration of the current coverage.

(c)       Abandonment. Tenant shall abandon the Premises without (i) the release of the Premises of all Hazardous Materials Clearances and free of any residual impact from the Tenant HazMat Operations, and (ii) complying with the provisions of Section 28.

(d)       Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e)       Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after any such lien is filed against Landlord’s interest in the Premises.

(f)        Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)       Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 7 days after a second notice requesting such document.

(h)       Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 20 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 20 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 20 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 60 days from the date of Landlord’s notice.

21.	Landlord’s Remedies.

(a)       Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per

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annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)       Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge (provided that Tenant shall not be required to pay such late charge upon the first occurrence of a late payment by Tenant of Rent). The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c)       Re-Entry. Upon a Default by Tenant hereunder, Landlord shall have the right, immediately or at any time thereafter, without further notice to Tenant (unless otherwise provided herein), to enter the Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such Default, for the account and at the expense of Tenant, any notice to quit or notice of Landlord’s intention to re-enter being hereby expressly waived, and Tenant agrees to pay to Landlord as Additional Rent all damage and/or expense incurred by Landlord in so doing, including interest at the Default Rate, from the due date until the date payment is received by Landlord.

(d)       Termination. Upon a Default by Tenant hereunder, Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Premises and, with or without legal process, take possession of the Premises and remove Tenant, any occupant and any property therefrom, using such force as may be necessary, without being guilty of trespass and without relinquishing any rights of Landlord against Tenant, any notice to quit, or notice of Landlord’s intention to re-enter being hereby expressly waived. Upon a Default by Tenant hereunder, Landlord shall be entitled to recover damages from Tenant for all amounts covenanted to be paid during the remainder of the Term (except for the period of any holdover by Tenant, in which case the monthly rental rate stated at Section 8 herein shall apply), which may be accelerated by Landlord at its option, together with (i) all expenses of any proceedings (including, but not limited to, legal expenses and attorney’s fees) which may be necessary in order for Landlord to recover possession of the Premises, (ii) the expenses of the re-renting of the Premises (including, but not limited to, any standard market commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements or modifications that Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting), and (iii) interest computed at the Default Rate from the due date until paid; provided, however, that there shall be credited against the amount of such damages all amounts received by Landlord from such re-renting of the Premises, with any overage being refunded to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Premises or, in the event that the Premises are re-rented, for failure to collect the rent thereof under such re-renting and Tenant expressly waives any duty of the Landlord to mitigate damages. No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, unless Landlord shall execute a written agreement of surrender with Tenant. Tenant’s liability hereunder shall not be terminated by the execution of a new lease of the Premises by Landlord, unless that new lease expressly so states. In the event Landlord does not exercise its option to accelerate the payment of amounts owed as provided hereinabove, then Tenant agrees to pay to Landlord, upon demand, the amount of damages herein provided after the amount of such damages for any month shall have been ascertained; provided, however, that any expenses incurred by Landlord shall be deemed to be a part of the damages for the month in which they were incurred. Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the term of this Lease to determine the aggregate amount of such damages. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or being dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(e)       Other Remedies. Upon a Default by Tenant hereunder, In addition to the foregoing, Landlord, at its option, without further notice or demand to Tenant, shall have all other rights and remedies provided at law or in equity.

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22.	Assignment and Subletting.

(a)       General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law (e.g., merger or conversion of Tenant’s legal form), assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 49% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22 unless otherwise provided in this Section 22.

(b)       Permitted Transfers. If Tenant desires to assign, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below, then at least 10 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored, handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, or (ii) refuse such consent, in its reasonable discretion (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease prior to the effective date of any such subletting). No failure of Landlord to deliver a timely notice in response to the Assignment Notice shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice. Notwithstanding the foregoing, Landlord’s consent to a subletting of any portion of the Premises to any Affiliated User (as defined below) shall not be required, provided that (A) Landlord shall have the right to approve the form of any such sublease, and (B) Tenant delivers to Landlord prompt written notice thereof. For purposes of this Lease, “Affiliated User” means any entity that owns 25% or more of the issued and outstanding shares or other ownership interests in any of Wellstat Biologics, Inc., Wellstat Therapeutics, Inc., or Advanced Vision Therapies, Inc. (collectively, “Tenant Affiliates”), any entity that is owned 25% or more by any of the Tenant Affiliates, or any entity the equity interests of which are owned 25% or more by Samuel Wohlstadter, Nadine Wohlstadter, or David Wohlstadter.

In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or a portion of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with GAAP) of the assignee is not less than $20,000,000 as of the date immediately preceding such merger, consolidation, corporate reorganization, or sale, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (the transfer described in this paragraph, together with the transfer described in the last two sentences of the preceding paragraph, shall each constitute a “Permitted Assignment”).

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nature of the Building; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (4) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the type and quality of the first class nature of the Building; (5) Landlord has received from any prior landlord to the proposed assignee or subtenant a substantively negative report dealing with material matters concerning such prior landlord’s experience with the proposed assignee or subtenant; (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (7) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (8) the proposed assignment or sublease will create a vacancy elsewhere in the Building; or (9) the assignment or sublease is prohibited by Landlord’s lender.

(c)       Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)        that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)       A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)       No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If all sums due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment) to Tenant or its agent or on behalf of such sublessee or assignee under or on account of such sublease or assignment exceeds the sum of the Rent payable under this Lease (excluding however, the actual and reasonable brokerage fees, advertising and legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease or assignment and the expenses of improvements constructed in the space subject to such sublease or assignment and paid for by Tenant) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. To the extent there is no Excess Rent based on such calculation, Tenant may retain all of the rental due and payable by such sublessee or assignee. If Tenant has provided any rental abatement to such subtenant or assignee, for purposes of determining the amount of any Excess Rent the amount of such rental abatement shall not be factored into the rental payable under such sublease or assignment. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall

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have the right to collect such rent. The provisions of this paragraph shall not apply to any space within the Premises occupied by an Affiliated User.

(e)       No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)        Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23.       Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24.       Quiet Enjoyment. So long as Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.       Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of the actual number of days in the year or month in question.

26.       Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit D. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27.       Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s rights under this Lease, including its right to possession of the Premises, shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance

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provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. As of the Commencement Date, the Project is not subject to the lien of any Mortgage. On Tenant’s written request, Landlord shall use its commercially reasonable efforts (but with no obligation to pay any out-of-pocket fees or sums) to obtain from any Holder of a first lien Mortgage at any time hereafter during the Term covering any or all of the Project or the Premises a non-disturbance agreement on Holder’s standard form in favor of Tenant assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

28.       Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 2 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s independent third party environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s independent third party environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $2,500. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s independent third party environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or changing the lock or locks opened by such lost key; provided, however, that Landlord shall replace not more than 2 lost access cards at no charge to Tenant. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from

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Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.       Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30.	Environmental Requirements.

(a)       Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything in this Lease to the contrary, Tenant shall have no obligation to remove or remediate contamination caused by any Hazardous Materials brought, discharged, or released onto the Premises by Landlord or that existed in the Premises as of the Commencement Date and were not brought, discharged, or released onto the Premises by Tenant or any Tenant Party. To the extent (and only to the extent) covered by Landlord’s pollution legal liability insurance, Landlord hereby agrees to indemnify, defend, and hold harmless Tenant from any and all Environmental Claims that existed, accrued, or arose prior to the Tenant’s occupancy of the Premises, and which Tenant did not cause, contribute to, or exacerbate (“Pre-Existing Environmental Claims”), and Environmental Claims arising during the term that Tenant can prove were caused by Landlord or Landlord’s agents (including, without limitation, any person for whom Landlord is responsible) and which Tenant did not cause, contribute to, or exacerbate (“Landlord Caused Environmental Claims”). Notwithstanding anything to the contrary in this Section 30(a), the use of the words “permit” or “permitted” in this Section 30(a) shall not be interpreted to impose any obligation on Tenant, and Tenant shall have no obligation, (i) to interfere with or otherwise take action to abate the migration of subsurface Hazardous Materials from or to the Project or (ii) to clean up, treat, remove, or otherwise remediate any subsurface Hazardous Materials that migrate onto the Project that Tenant did not cause, contribute to, or exacerbate (provided that if Tenant has caused, contributed to, or exacerbated any condition, Tenant’s liability shall be limited to the extent that Tenant caused,

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contributed to, or exacerbated such condition), or (iii) to indemnify Landlord with respect to any Environmental Claims related to the migration of subsurface Hazardous Materials onto the Project that Tenant did not cause, contribute to, or exacerbate (provided that if Tenant has caused, contributed to, or exacerbated any condition, Tenant’s liability shall be limited to the extent that Tenant caused, contributed to, or exacerbated such condition).

(b)       Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also notify Landlord before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 2 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. Landlord shall maintain the confidentiality of the contents of the Hazardous Materials List, except to the extent that disclosure is required by any Legal Requirement or is made to Landlord’s consultants, advisors, prospective owners and tenants, and any Holder.

(c)       Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the Commencement Date, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d)       Testing. Landlord shall have access to, and a right to perform inspections and tests of, the Premises and the Project to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 30, or the environmental condition of the Premises and the Project. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests are conducted pursuant to Section 21 hereof or reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all

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Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.

(e)       Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks. As of the Commencement Date, Landlord has not installed or placed any underground storage tanks on or about the Project.

(f)        Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(g)       Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(h)       Indemnity. Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any Environmental Claims which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable law as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

31.       Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a

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judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially, and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 5 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder within 5 business days of learning of the conditions giving rise to the claimed Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion (but in no event shall Tenant perform any curative work that affects the Building Systems, Common Areas, or other portions of the Project located outside of the Premises), and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.       Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Tenant shall have the right to accompany Landlord during any such entry but shall not interfere with Landlord’s activities. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33.       Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts. Tenant shall have the right to install, at its expense, security cameras and other security systems within the Premises as long as such systems do not affect any Building System and do not prevent or delay Landlord’s entry onto the Premises as provided in Section 32. Tenant shall remove such systems on the expiration or earlier termination of the Term in accordance with the requirements of this Lease.

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34.       Force Majeure. Neither party shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of Landlord (“Force Majeure”); provided, however, that in no event shall Force Majeure excuse Tenant from performing any monetary obligation under this Lease.

35.       Brokers, Entire Agreement, Amendment. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker) in connection with this transaction and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36.       Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.       Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38.       Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. Landlord will, at its cost, list Tenant’s name in the Building directory and install on one suite entry door Building standard lettering depicting the

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designated suite number of the Premises and Tenant’s trade name. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

39.       Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a)       Extension Right. Tenant shall have the right (“Extension Right”) to extend the term of this Lease for five (5) years (“Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise the Extension Right at least nine (9) months prior, and no earlier than twelve (12) months prior, to the expiration of the Base Term of the Lease. Base Rent shall be adjusted on the commencement date of such Extension Term and on each anniversary of the commencement of such Extension Term by multiplying the Base Rent payable immediately before such adjustment by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such adjustment.

(b)       Right Personal. The Extension Right may be assigned in connection with any Permitted Assignment of this Lease.

(c)       Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

(i)        during any period of time that Tenant is in Default under any provision of this Lease; or

(ii)       if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(d)       No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(e)       Termination. The Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

40.       Termination Option. Notwithstanding anything to the contrary contained herein but in addition to the 2006 Termination Right (as defined below), Tenant shall have a one-time option to terminate this Lease (“Termination Option”) in accordance with the following terms and conditions:

(a)       Tenant Gives Notice. If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of the Termination Option. Landlord must receive the Termination Notice no later than the date that is 9 full months before the Termination Date. Time is of the essence with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Section.

(b)       Termination Date. If Tenant gives the Termination Notice and complies with all the provisions in this Section, this Lease shall terminate at midnight at the end of the fifth (5th) anniversary of the Commencement Date (the “Termination Date”).

(c)       Termination Fee Must Accompany Notice. For the Termination Notice to be effective, it must be accompanied by the Termination Fee (as defined below), which Termination Fee shall be payable only in certified funds. For purposes of this Section, “Termination Fee” means an amount equal to the sum of the following: (i) $180,041.29, which amount is comprised of the unamortized amount as of the Termination Date of the Rental Abatement and Landlord’s Work, and (ii) the unamortized amount as of the Termination Date of the Additional Tenant Improvement Allowance, if any (which amount shall be calculated by Landlord).

(d)       Tenant’s Obligation Survives Termination. Tenant’s obligations to pay Rent and Additional Rent under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

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(e)       Landlord May Cancel and Void Termination if Tenant in Default. Notwithstanding the foregoing provisions of this Section, if Tenant shall exercise the Termination Option (in accordance with clause (a) above) when it is in Default, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the Termination Option. If Landlord does not cancel Tenant’s exercise of the Termination Option after such Default, Tenant shall cure any Default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

(f)        Tenant Shall Surrender Space by Termination Date. If Tenant exercises the Termination Option, Tenant shall surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and in accordance with the provisions of this Lease (including, but not limited to, Section 28), and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.

(g)       Failure to Surrender Makes Tenant a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Termination Date, and in such event, Tenant shall be subject to the provisions of Section 8 relating to holdover tenancies.

(h)       Lease Ceases After Termination. If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, this Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in this Lease as the expiration date of the Term.

(i)        No Option After Sublet or Assignment. If this Lease has been assigned or all or a portion of the Premises has been sublet other than pursuant to a Permitted Assignment, the Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Termination Option during the term of such assignment or sublease.

41.       2006 Termination Option. Notwithstanding anything to the contrary contained herein and in addition to the Termination Option, Tenant shall have an additional one-time option to terminate this Lease (“2006 Termination Option”) in accordance with the following terms and conditions:

(a)       Tenant Gives 2006 Termination Notice. If Tenant desires to exercise the 2006 Termination Option, Tenant shall give Landlord irrevocable written notice (“2006 Termination Notice”) of Tenant’s exercise of the 2006 Termination Option. Landlord must receive the 2006 Termination Notice no later than Friday, December 15, 2006. Time is of the essence with respect to Landlord’s receipt of the 2006 Termination Notice and all other deadlines in this Section.

(b)       2006 Termination Date. If Tenant gives the 2006 Termination Notice and complies with all the provisions in this Section, this Lease shall terminate at midnight on December 31, 2006 (“2006 Termination Date”).

(c)       2006 Termination Fee Must Accompany 2006 Termination Notice. For the 2006 Termination Notice to be effective, it must be accompanied by the 2006 Termination Fee (as defined below), which 2006 Termination Fee shall be payable only in certified funds. For purposes of this Section, “2006 Termination Fee” means an amount equal to $200,754, which amount constitutes 4 months’ Base Rent.

(d)       Tenant’s Obligation Survives Termination. Tenant’s obligations to pay Rent and Additional Rent under this Lease, and to perform all other Lease obligations for the period up to and including the 2006 Termination Date, shall survive the termination of this Lease.

(e)       Landlord May Cancel and Void Termination if Tenant in Default. Notwithstanding the foregoing provisions of this Section, if at any time during the period on or after the date on which Tenant shall exercise the 2006 Termination Option (in accordance with clause (a) above) up to and including the 2006 Termination Date Tenant shall be in Default, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the 2006 Termination Option and this Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the 2006 Termination Option. If Landlord does not cancel

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Tenant’s exercise of the 2006 Termination Option after such Default, Tenant shall cure any Default within the period of time specified in this Lease and this obligation shall survive the 2006 Termination Date.

(f)        Tenant Shall Surrender Space by 2006 Termination Date. If Tenant exercises the 2006 Termination Option, Tenant shall surrender full and complete possession of the Premises to Landlord on or before the 2006 Termination Date vacant, broom-clean, in good order and condition, and in accordance with the provisions of this Lease (including, but not limited to, Section 28), and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by, through, or under Tenant.

(g)       Failure to Surrender Makes Tenant a Holdover. If Tenant shall fail to deliver possession of the Premises on or before the 2006 Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the 2006 Termination Date, and in such event, Tenant shall be subject to the provisions of Section 8 relating to holdover tenancies.

(h)       Lease Ceases After Termination. If Tenant properly and timely exercises the 2006 Termination Option, this Lease shall cease and expire on the 2006 Termination Date with the same force and effect as if the 2006 Termination Date were the date originally provided in this Lease as the expiration date of the Term.

(i)        No Option After Sublet or Assignment. If this Lease has been assigned or all or a portion of the Premises has been sublet other than pursuant to a Permitted Assignment, the 2006 Termination Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the 2006 Termination Option during the term of such assignment or sublease.

(j)        Deferral of Certain Provisions. Notwithstanding any contrary provision contained in Section 4(a), the Rental Abatement shall not apply until the earlier to occur of (i) Tenant’s irrevocable written waiver of the 2006 Termination Option or (ii) January 1, 2007. If this Lease has not been terminated pursuant to the 2006 Termination Option, (A) Tenant shall have no obligation to pay Base Rent for January and February 2007 and (B) Tenant shall be entitled to the TI Allowance under the Work Letter, it being understood and agreed that Tenant shall have no right to the TI Allowance if this Lease has been terminated pursuant to the 2006 Termination Option. Notwithstanding the foregoing and only if this Lease is not terminated pursuant to this Section 41, to the extent that, prior to December 31, 2006, Tenant incurs costs that are reimbursable under the terms of the Work Letter, Landlord shall be obligated to reimburse such costs promptly after the earlier to occur of clauses (i) and (ii) of this Section 41(j).

42.	Miscellaneous.

(a)       Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)       Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)       Financial Information. For any period during which Tenant’s shares are not traded upon a stock exchange or in the over-the-counter market, Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 45 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Landlord as confidential information belonging to Tenant, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders.

(d)       Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

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(e)       Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)        Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)       Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)       Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i)	Time. Time is of the essence as to the performance of each party’s obligations under this Lease.

(j)        Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(k)       Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

9 West Watkins Mill Road/BioVeris Corporation - Page 29

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

BIOVERIS CORPORATION,

a Delaware corporation

By: /s/ George V. Migausky
Its: Chief Executive Officer

LANDLORD:

ARE-MARYLAND NO. 23, LLC,

a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,

a Delaware limited partnership,its managing member

By:	ARE-QRS CORP., a Maryland corporation, its general partner

By: /s/ Jennifer Pappas
Title: VP & Assistant Secretary